SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ST. JUDE MEDICAL, INC.
               (Name of Registrant as Specified in Its Charter)
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.



March 27, 1995

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of St. Jude Medical, Inc. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Wednesday, May 3, 1995 at 9:30 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company which you should be aware of when you vote your shares.


The principal business of the Annual Meeting will be the election of directors, approval of the Management Incentive Compensation Plan, and approval of the appointment of the independent auditors. As in prior years, we plan to review the status of the Company's business at the meeting.


At last year's Annual Meeting over 77% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to ensure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

As is our usual practice, we have provided space on the proxy card for comments from our registered shareholders. I urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

Sincerely yours,

Ronald A. Matricaria
Chairman, President and Chief Executive Officer

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117 U.S.A.
612/483-2000
Telex 298453
                            ST. JUDE MEDICAL, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 3, 1995 at 9:30 a.m. for the following purposes:

1.   To elect three directors.


2. To ratify and approve the St. Jude Medical, Inc. Management Incentive Compensation Plan.


3. To ratify and approve the selection of independent auditors for the Company for the current fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 9, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Thomas H. Garrett III
Secretary

St. Paul, Minnesota
March 27, 1995

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                            ST. JUDE MEDICAL, INC.
                               PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 3, 1995, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 27, 1995.

Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 9, 1995 consisted of 46,491,032 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 9, 1995 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 9, 1995 by (i) persons holding 5% or more of such stock, (ii) named executive officers and
(iii) all directors and executive officers as a group:

                                                        SHARES
                                                     BENEFICIALLY        PERCENT OF
BENEFICIAL OWNERS                                       OWNED        OUTSTANDING SHARES
  Named Executive Officers:

   Ronald A. Matricaria                                197,859(1)             .4%

   Eric W. Sivertson                                    65,258(1)             .1%

   Stephen L. Wilson                                    35,713(1)             .1%

   John P. Berdusco                                     14,892(1)              *

   Todd F. Davenport                                    31,453(1)             .1%

  Directors and Executive
  Officers as a Group (18)                             979,828(2)            2.1%

  FMR Corp.                                          6,971,618(3)           15.0%
  82 Devonshire Street
  Boston, Massachusetts


* Less than .1%

(1)  Includes 178,250, 41,000, 31,200, 12,450 and 27,750, shares which Messrs.
     Matricaria, Sivertson, Wilson, Berdusco and Davenport, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 566,800 shares which such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(3) As of December 31, 1994, FMR Corp. reported it beneficially owned 6,971,618 shares of the Company's common stock of which it held sole power to vote or direct the vote of 381,278 shares.

                            1. ELECTION OF DIRECTORS

Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The names and ages of the nominees and other directors, their principal occupations, and amount of common stock of the Company owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of common stock of the Company is given as of March 9, 1995.

                                                                                COMMON
                                                                                STOCK         PERCENT OF
                                                                DIRECTOR     BENEFICIALLY     OUTSTANDING
NAME AND AGE                       PRINCIPAL OCCUPATION          SINCE          OWNED           SHARES
DIRECTORS NOMINATED FOR A TERM ENDING IN 1998:

William R. Miller (66)       Director of various companies        1991         10,000(1)            *

Kenneth G. Langone (59)      Managing Director                    1994         35,000(1)           .1%
                             Invemed Associates, Inc.,
                             New York, NY
                             (Investment banking)

Gail R. Wilensky (51)        Senior Fellow                        1995              0(1)            *
                             Project Hope, Washington, D.C.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1996:

Lawrence A. Lehmkuhl (57)    Director of various companies        1985        433,702(1)           .9%

Thomas H. Garrett III (50)   Attorney                             1979         55,850(1)           .1%
                             Lindquist & Vennum P.L.L.P.
                             Minneapolis, MN

Roger G. Stoll (52)          CEO and President                    1991         10,900(1)            *
                             Ohmeda, Inc.
                             Liberty Corner, NJ
                             (medical products)

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1997:

Charles V. Owens, Jr. (67)   Chairman of the Board                1983         18,550(1)            *
                             Genesis Labs, Inc.
                             Minneapolis, MN
                             (medical products)

Ronald A. Matricaria (52)    Chairman, President and              1993        197,859(1)           .4%
                             CEO of the Company

Walter L. Sembrowich (52)    Co-Chairman of the Board             1994          5,000(1)            *
                             Diametrics Medical, Inc.
                             Roseville, MN
                             (medical products)

* Less than .1%

(1)  Includes 9,000, 0, 0, 191,750, 33,000, 9,000, 12,000, 178,250, and 3,000
     shares which Messrs. Miller and Langone, Ms. Wilensky, Messrs. Lehmkuhl, Garrett, Stoll, Owens, Matricaria and Sembrowich, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

OTHER INFORMATION REGARDING THE BOARD

BUSINESS EXPERIENCE.
Mr. Miller retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, a pharmaceutical company, in 1991 after six years in that position. Mr. Miller is a director of ISIS Pharmaceuticals, a biotechnology company, and Westvaco Corporation, a paper, packaging and chemicals company. He also serves on the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association.

Mr. Langone is the founder, Chairman of the Board, President, Chief Executive Officer and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaging in investment banking and brokerage. He is also a co-founder of Home Depot, Inc., a retail company, and has been a director and a member of the Executive Committee of its board since it was founded in 1978. Mr. Langone serves on the boards of AutoFinance Group, Inc., a financial services company, Baby Superstore, Inc., a retail company, GMIS, Inc., a computer software and services company, and Unifi, Inc., a textile company. He also serves on the boards of a number of charitable and educational organizations.

Dr. Wilensky currently serves as a Senior Fellow for Project HOPE, an international health foundation. From 1992 to 1993 she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. She currently serves as Trustee for the Combined Benefits Fund of the United Mineworkers of America, Governor on the Board of the Research Triangle Institute and as a director on the boards of Syncor International, United HealthCare Corporation, Suburban Hospital, and Coram Health, all health care service companies; Marion Merrell-Dow, a pharmaceutical company; and Advanced Tissue Sciences, a tissue engineering company.

Mr. Lehmkuhl served as President and Chief Executive Officer of the Company from February 1985 until April 1993, at which time he was named as the Company's Chairman of the Board, a position he held through January 1995. Prior to joining St. Jude Medical, Mr. Lehmkuhl was employed by American Hospital Supply Corporation in various management capacities from 1966 to 1985 including President of the American Converters, Hamilton and V. Mueller divisions. Mr. Lehmkuhl is also a director of the following medical product companies:
Aequitron Medical, Inc., Mitek Surgical Products, Inc. and Fischer Imaging Corporation.

Mr. Garrett has been a member of the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota since 1970 and has been managing partner since 1993. Lindquist & Vennum P.L.L.P. has represented the Company since its inception. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems.

Dr. Stoll is the Chief Executive Officer and President of Ohmeda, Inc., a medical device and pharmaceutical manufacturer, and is a director of the BOC Group, plc., of which Ohmeda is a subsidiary. He was previously employed by Miles Inc., a wholly owned subsidiary of Bayer, AG, a German pharmaceutical company, and served as Executive Vice President and General Manager of its Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. Dr. Stoll was also Chairman of the Board of Molecular Diagnostics, Inc., and was a director of Bayer Diagnostics in Germany and Miles-Sankyo in Japan. From 1976 to 1986, Dr. Stoll was employed by American Hospital Supply Corporation, serving most recently as President of the Critical Care Division. Dr. Stoll currently serves on the boards of the Health Industry Manufacturing Association and St. Barnabas Medical Center in Livingston, New Jersey.

Mr. Owens was employed by Miles Laboratories, Inc., a pharmaceutical company, from 1951 to 1982, serving as Executive Vice President from 1977 to 1982. From 1983 to 1985 he served as Chairman and Chief Executive Officer of Kyoto Diagnostics, Inc., a marketing organization for medical diagnostics and devices. From 1985 to 1988, Mr. Owens served as the Chief Executive Officer of Genesis Labs, Inc., a manufacturer of medical diagnostic products, and since 1988 has been Chairman of the Board. He also serves as an industry consultant to various medical diagnostic and device companies. Mr. Owens has served as Chairman of the Diagnostics and Devices Section of the Pharmaceutical Manufacturers Association and as a director of the Health Industry Manufacturers Association. He is also a director of Chronimed Inc., a company which markets pharmaceuticals and educational materials directly to patients.


Mr. Matricaria was appointed President and Chief Executive Officer and a director of the Company in April 1993. In January 1995, Mr. Matricaria was also appointed as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly and Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President -- Medical Devices and Diagnostics Division, and President and Chief Executive Officer -- Cardiac Pacemakers, Inc., a wholly owned subsidiary of Eli Lilly. Mr. Matricaria previously served as a director of the Massachusetts College of Pharmacy and Allied Health Science, the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases. Currently Mr. Matricaria serves as a director on the boards of Centacor, Inc., Diametrics Medical, Inc., and InControl, Inc., all medical device manufacturers; the Health Industry Manufacturers Association; and the Indianhead Council of the Boy Scouts of America.


Dr. Sembrowich is one of the founders of Diametrics Medical, Inc., a designer, manufacturer and distributor of a point-of-care blood chemistry analysis system, and has been a Co-Chairman of the Board of Directors since January 1993 and a director since 1990. From 1990 through January 1993, he was President and Chief Executive Officer of the company. Currently Dr. Sembrowich serves as director of Inomet, Inc. and Cortrak, Inc., both start-up medical technology firms. He is also a business advisor and limited partner of Medical Innovation Partners, a venture capital firm. From 1988 to 1990, Dr. Sembrowich was a management consultant to PPG Industries, Inc., a health care and industrial supply company. Dr. Sembrowich was a founder of Arden Medical Systems, Inc., a developer and manufacturer of clinical chemistry analysis systems, and served as its Vice President of Scientific Affairs from 1983 through acquisition of that company by Johnson & Johnson, Inc. in 1986. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institute of Health, and has served as a Director for Minnesota Project Innovation.

MEETINGS.
During 1994, the Board of Directors met eight times. Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served, with the exception of Mr. Langone who attended two of the three meetings held after he was named as a director in August 1994.

BOARD COMMITTEES.
The Audit Committee, consisting of Messrs. Garrett, Ehmann and Owens, met three times in 1994. Mr. Ehmann has served on the Board of Directors since 1987 and will not stand for election in 1995. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

The Technology Committee, consisting of Messrs. Lehmkuhl, Ehmann and Stoll, met twice in 1994 and is responsible for monitoring research projects and clinical activities. This committee was dissolved in January 1995.

The Compensation Committee, consisting of Messrs. Langone and Miller, met three times in 1994. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other fringe benefits provided by the Company and review of management succession planning.

The Company does not have a nominating committee.

CERTAIN TRANSACTIONS.
Mr. Garrett, a director of the Company, is a partner in the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year.

Mr. Lehmkuhl and the Company executed a Consulting Agreement (the "Agreement") in February 1995 whereby Mr. Lehmkuhl agreed to provide the Company with consulting services with respect to general corporate matters. The Agreement expires on December 31, 1995. Total payments under the Agreement will be $18,333.

In connection with the relocations of Messrs. Matricaria, Sivertson, and two other executive officers, Messrs. O'Malley and Shepherd, the Company purchased through a third party relocation company, at appraised values, the former residences of these individuals. Home equity advances made during 1994 were $682,916, $386,568, $160,485, and $159,394, for Messrs. Matricaria, Sivertson,
O'Malley and Shepherd, respectively. Mr. Matricaria's advance was repaid during 1994.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

The following table shows, for the fiscal years ending December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer, and to each of the other four most highly compensated named executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1994 in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                                                   RESTRICTED
                                                                 OTHER ANNUAL        STOCK                        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS     COMPENSATION(1)    AWARDS(2)     OPTIONS(3)    COMPENSATION(4)
 Ronald A. Matricaria           1994    $414,692    $414,692       $     --         $313,594       263,750         $35,334
 Chairman, President            1993     284,615     358,250             --          307,500       400,000             807
 and CEO                        1992          --          --             --               --            --              --

 Eric W. Sivertson              1994     216,500     105,544             --          104,531        21,250          25,005
 President                      1993     190,000      88,501             --               --            --          16,034
 Pacesetter                     1992     174,505      83,742         52,891               --        55,000          24,056

 Stephen L. Wilson              1994     166,787      68,866             --           83,625        17,000          24,662
 VP-Finance and CFO             1993     152,900      58,738             --               --         4,000          14,480
                                1992     147,000      56,448             --               --         3,000          24,252

 John P. Berdusco               1994     161,464      64,198             --           83,625        17,000          18,270
 VP-Administration              1993      69,885      79,000             --               --        25,000              --
                                1992          --          --             --               --            --              --

 Todd F. Davenport(5)           1994     167,487      40,988        120,447          118,719        21,250          13,185
 President                      1993     148,062      64,827        107,855               --            --           3,408

 St. Jude Medical               1992      51,482      31,250             --               --        30,000              --
 International Division


NOTE: Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) "Other Annual Compensation" is listed to the extent that it exceeds the lesser of $50,000, or 10% of total salary and bonus. Mr. Davenport's 1994 and 1993 other annual compensation included various components of his foreign service package, which includes items such as an automobile allowance, housing allowance, school tuition allowance, tax equalization payments and a foreign service salary premium. These payments totalled $102,504 and $93,240 for 1994 and 1993, respectively. Other annual compensation payments to Mr. Sivertson in 1992 related to his foreign service package.

(2) Upon employment by the Company in 1993, Mr. Matricaria was granted 10,000 shares of restricted stock. The restrictions lapse annually over a four-year period. At December 31, 1994, 7,500 shares with a market value of $298,125 remained restricted. In 1994, restricted stock awards were made to Company officers. These restricted shares vest at December 31, 1998, but accelerated vesting is available based on achievement of targeted stock price levels. At December 31, 1994, 40% of the restricted shares vested as a result of a 43% increase in the stock price from the grant date and the market value of the remaining restricted shares was $268,313, $89,438, $71,550, $71,550 and $89,438 for Messrs. Matricaria, Sivertson, Wilson, Berdusco, and Davenport, respectively. Cash dividends were paid on all restricted shares.

(3) No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of shares purchasable upon exercise of stock options. In 1994, Mr. Matricaria was granted options for 200,000 shares in recognition of his contribution to the diversification of the Company. These options begin to vest in 1997. In 1993, Mr. Matricaria and Mr. Berdusco were granted options for 400,000 shares and 25,000 shares, respectively, upon employment by Company. In 1992, Mr. Sivertson was granted performance based options for 20,000 shares and options for 30,000 shares in conjunction with his appointment as President -- St. Jude Medical Division. In 1992, Mr. Davenport was granted options for 30,000 shares upon employment by the Company. (4) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1994, the Company's contributions to the retirement plan, including contributions to a non-qualified retirement plan, were $25,277, $24,660, $24,246, $16,460, and $12,777 for Messrs. Matricaria,
     Sivertson, Wilson, Berdusco and Davenport, respectively. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through that date. In addition, the Company provides Mr. Matricaria with a $2.5 million face amount term life insurance policy. The 1994 premium for this policy was $8,891.

(5)  Mr. Davenport resigned from the Company effective February 28, 1995.

The following table contains information concerning the grant of stock options under the Company's 1991 Stock Plan and the 1994 Stock Option Plan to the named executive officers during fiscal year 1994.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                         NUMBER OF          % OF
                         SECURITIES     TOTAL OPTIONS
                         UNDERLYING      GRANTED TO                                           GRANT DATE
                          OPTIONS         EMPLOYEES        EXERCISE                            PRESENT
NAME                     GRANTED(1)        IN 1994        PRICE/SHARE     EXPIRATION DATE      VALUE(4)
Ronald A. Matricaria      63,750(2)          8.6%           $27.875     February 11, 2004     $  820,463
                         200,000(3)         27.0%            39.625     December 20, 2004      3,302,000

Eric W. Sivertson         21,250(2)          2.9%            27.875     February 11, 2004        273,488

Stephen L. Wilson         17,000(2)          2.3%            27.875     February 11, 2004        218,790

John P. Berdusco          17,000(2)          2.3%            27.875     February 11, 2004        218,790

Todd F. Davenport         21,250(2)          2.9%            27.875     February 11, 2004        273,488


(1) No stock appreciation rights were granted to the named executive officers during the year ended December 31, 1994.

(2) Approximately 75% of these options (the "performance options") become exercisable if the Company's stock price reaches specified targets as of the end of each fiscal year from 1994 through 1998. At December 31, 1994, 40% of these performance options became exercisable as a result of a 43% increase in the stock price from grant date. The balance of these options vest at the rate of 25% annually on each of the anniversary dates from the grant date.

(3) These options become exercisable at the rate of 25% annually on each of the anniversary dates starting on December 20, 1997.

(4) The Company uses a variation of the Black-Scholes option pricing model to establish stock option value for the purposes of the above table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options were as follows:

     Volatility of 37.9% and 30.2% for the February and December option grants, respectively, represents the annual variance in the daily percentage change in the price of the Company's common stock over the six month periods prior to the dates of grant. The risk free rates of return of 5.43% and 7.75% represent the average six-year treasury rates for February and December 1994, respectively. The expected term of the options is six years which is the average term of the options exercised in 1992, 1993 and 1994. The annual cash dividend rate of $.0 per share is consistent with the Company's 1994 termination of its cash dividend. No discounts were assumed in the model. Option exercise prices were all equal to the stock prices on the dates of grant. Vesting schedules were not considered in the valuation of the options.

The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                             OPTIONS/SARS                      OPTIONS/SARS
                                                         AT FISCAL YEAR END(1)           AT FISCAL YEAR END(1)(2)
                      SHARES
                     ACQUIRED
NAME                ON EXERCISE    VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
R. Matricaria           --              $--            134,500          529,750        $1,050,938       $2,587,031

E. Sivertson            --               --             32,250           43,500           307,657          448,597

S. Wilson               --               --             27,950           16,800           270,438          161,500

J. Berdusco             --               --             11,450           30,550            93,000          233,875

T. Davenport            --               --             21,500           29,750           241,251          339,219


(1) The Company has no stock appreciation rights (SARs) outstanding.

(2) Fiscal year end values were calculated using a price of $39.75 per share, the closing sale price of the Company's common stock as reported by the NASDAQ National Market System on December 30, 1994.

STOCK PERFORMANCE.
The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years on $100 invested as of December 31, 1989 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH
                             (DIVIDENDS REINVESTED)

                                           1989     1990      1991      1992      1993      1994
 St. Jude Medical, Inc.                    $100    $143.0    $230.0    $175.3    $ 112.3   $169.7

 S&P Medical Products
  and Supplies Index                       $100    $117.1    $191.0    $163.5    $ 124.7   $144.7

 S&P 500 Index                             $100    $ 96.9    $125.8    $134.9    $ 148.0   $145.7


EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL AGREEMENTS.

In April 1993, the Board approved an employment agreement for Mr. Matricaria through December 31, 1997. Pursuant to the terms of the agreement, Mr. Matricaria receives a minimum annual base salary of $400,000, customary fringe benefits, a guaranteed bonus for 1993 and an opportunity to earn a bonus for subsequent years. If Mr. Matricaria's employment is terminated prior to December 31, 1997, for any reason other than "good cause," he will receive payments based on his then base salary plus the pro rata share of his latest actual bonus for a period of 24 months, except that any such monthly payment will not be made past December 31, 1997. "Good cause" means acting in bad faith or dishonesty, violating any law of any domestic or international government to which the Company is bound, or performing duties with gross negligence. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through that date.

Pursuant to Board of Directors approval, the Company has entered into employment agreements with thirteen of its officers, including the named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than death, retirement, disability or "cause," or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the prior twelve months' compensation if the officer's employment with the Company has exceeded three years and one times the prior twelve months' compensation if such employment was less than three years, except in the case of Mr. Matricaria, who immediately qualifies for a severance payment equal to twice his prior twelve months' compensation. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial and material reduction of principal duties, responsibilities and reporting obligations or a reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person, or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors. If a change of control had occurred at the end of 1994, the following named executive officers would have received the payments indicated pursuant to their employment agreements: Mr. Matricaria, $1,593,885, Mr. Sivertson, $645,002, Mr. Wilson, $478,875, Mr. Berdusco,$253,264, and Mr. Davenport, $256,096.


INDEMNIFICATION AGREEMENTS.
The Company has entered into indemnification agreements with each of its directors and officers which provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the full extent permitted by Minnesota law.


DIRECTOR COMPENSATION.
Each non-employee director receives a retainer of $2,500 per month plus $1,000 for each Board meeting attended. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Payments to Mr. Garrett are charged to legal fees invoiced by the law firm of Lindquist & Vennum P.L.L.P. to the Company.

Under the 1991 Stock Plan (the "1991 Plan"), each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such election or re-election, automatically receive an option to purchase 3,000 shares of common stock for an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms. The maximum number of shares as to which the 1991 Plan options may be granted to any non-employee director shall be 30,000 shares. Each of the options granted under the 1991 Plan is exercisable by the optionee after the six month anniversary date of the option grant. At the 1994 Annual Meeting of shareholders, each non-employee director at that time was granted an option to purchase 3,000 shares at $26.625 per share.


The Company's retirement plan for each non-employee director provides for the payment of an annual benefit equal to the average of the annual retainer paid to the director during his or her service as a non-employee director with a minimum annual benefit of $24,000. The retirement benefit, which is payable to non-employee directors who have served five years or more, will commence at the later of the time of retirement or when the non-employee director becomes 60 years old. In the event of any change of control as defined in the plan, directors become immediately vested whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the non-employee director's years of service as a member of the Board of Directors. For purposes of the payment term, years of service after January 1, 1988 are counted as full years and years of service prior to that time are counted as one-half a year.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executive officers including the named executive officers. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Annually the Committee evaluates the Company's executive compensation program in relation to the programs offered by other medical products and supplies companies. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels. There were eighteen medical products and supplies companies included in the most recent analysis. Certain of these companies are consistent with the companies included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph (page 9). Some of the companies included in the S&P Medical Products and Supplies group elected not to participate in the compensation survey. The Committee's objective is to attract and retain talented individuals by targeting total executive compensation at the 60th percentile of the market, defined as the previously referenced eighteen medical products and supplies peer group companies.


In recognition of Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1 million per year, the Committee will, to the extent programs can be excluded from the $1 million limit and to the extent no pre-existing, contractual obligations exist, take the necessary action to secure full tax deductibility under the IRC. The proposed shareholder approval of the Management Incentive Compensation Plan (Proposal No. 2) is intended to exclude future compensation under these plans from the $1 million limit under IRC Section 162 (m).


COMPENSATION PHILOSOPHY
Health care reform in the United States and increased competitive pressures worldwide present significant challenges to the Company's management. The Committee believes that, if the Company is to continue its success, its executive compensation program must have the flexibility to attract and retain the highest quality employees available worldwide. Further, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual cash incentive bonus payment and long-term stock based incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

BASE SALARY.
An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer group companies referenced above. Additionally, the Committee sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights. Based on the survey information available from the eighteen medical products and supplies peer group companies, the executive officers' salary levels are currently estimated to be at the 50th percentile. As described above, the Committee intends to increase salaries to attain the targeted 60th percentile level. During 1994, the Company established a deferred compensation plan for certain highly compensated employees. This plan provides for deferral of base salary and annual incentive payments. In addition, the Company supplementally contributes to this deferred compensation plan profit sharing and 401(k) benefits lost due to IRC limits.

ANNUAL INCENTIVES.
Payments under the Company's annual cash incentive plan, the Management Incentive Compensation Plan (the "Plan"), are based on the Company's level of achievement of annual earnings per share targets, divisional profitability targets and individual objectives, all as established under the Company's annual operating plan. There is a pre-assigned relative weighting ascribed to each of these factors. Payments under the Plan are based on one or a combination of these factors. Information regarding the Plan for 1995 and future years is set forth under "Approval of the Company's Management Incentive Plan".

Executive officers are eligible for normal annual cash incentive payments ranging from 40% to 50% of base salary, except for the Chief Executive Officer who is eligible for a normal incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and decrease substantially if actual results fail to meet targeted levels. For fiscal year 1994, the performance of the Company slightly exceeded targeted profitability levels and; therefore, the Committee approved annual incentive awards which were approximately equal to the normal levels referenced above.

Mr. Matricaria's annual incentive award is based on the Company's performance in achieving its earnings per share target. For fiscal 1994, Mr. Matricaria received an award of 100% of base salary based upon the Company's achievement of its earnings per share target.

LONG-TERM INCENTIVES.
The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

STOCK OPTION AWARDS.
Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options have been awarded at an exercise price equal to the fair market value of the stock on the date of grant and; therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation.

Stock options are awarded annually consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. No pre-assigned relative weight is ascribed to any of these factors. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met. If the performance criteria are not met, the options typically vest at expiration of the term of the option, generally ten years subsequent to the date of grant. See "1994 Performance Stock Program" below.

Stock ownership guidelines were communicated in 1995. These guidelines establish stock ownership targets that management and board members are expected to achieve within five years. Targeted stock ownership levels range from one to three times base salary for employees or retainer for Board members. Increased insider ownership will further align management and Board interests with shareholder interests.

RESTRICTED STOCK AWARDS.
Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. In addition, the Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally vest over a four-year period. However, accelerated vesting may be available based on the achievement of performance measures.

1994 PERFORMANCE STOCK PROGRAM.
In February 1994, the Board approved a stock-based incentive program under which executives have the opportunity to accelerate vesting of stock options and restricted shares by achieving predetermined, aggressive annual stock price appreciation targets. The purpose of this program is to motivate executives to significantly increase shareholder value through successful execution of the Company's strategic and operating plans. At December 31, 1994, 40% of the stock options and restricted shares granted under this program vested based on a 43% appreciation in the stock price from the February 1994 grant date. Had the stock price failed to appreciate to at least the preset target level, no accelerated vesting of options or restricted shares would have occurred.

RATIONALE FOR CEO COMPENSATION.
Annually the Committee reviews a report prepared by an independent consulting firm which covers the Company's total compensation program for executives. The report addresses all compensation elements and compares the Company's program to the executive compensation programs of other leading medical products and supplies companies in the peer group noted above. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels.

Mr. Matricaria's 1994 compensation considered his experience and knowledge of the industry as well as the continued high level of profitability of the Company during a time of industry consolidation and health care reform. Mr. Matricaria's 1994 salary increase was based on the Committee's overall evaluation of his performance and the Company's performance, after review of competitive salary data provided by the independent consulting firm. Under his leadership, the Company executed an acquisition of the worldwide cardiac rhythm management business of Siemens AG on September 30, 1994. This acquisition increased annual sales from approximately $250 million in 1993 to an annualized $700 million in 1994 and the number of Company employees from approximately 700 to 2,300.

In recognition of the Company's 50% increase in stock price from year-end 1993 to year-end 1994, the Committee accelerated vesting of 75,000 performance based stock options which were granted to Mr. Matricaria upon employment by the Company in 1993. In addition, Mr. Matricaria was granted options for 200,000 shares in 1994 in recognition of his contribution to the diversification of the Company.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS
                              KENNETH G. LANGONE
                              WILLIAM R. MILLER

  2. PROPOSAL TO APPROVE THE COMPANY'S MANAGEMENT INCENTIVE COMPENSATION PLAN

In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. The inclusion of this section limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance based within the requirements of Section 162(m) and are approved by the Company's shareholders will not be subject to the deduction limit. Therefore, in order to maximize the Company's tax deductions, the Board of Directors of the Company is requesting that shareholders approve the Management Incentive Compensation Plan ("MICP") at the Annual Meeting.

The following is a summary of the material features of the MICP. The MICP is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.

PURPOSE
The St. Jude Medical, Inc. MICP is designed to attract, retain, and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance of the Company.

ADMINISTRATION
The MICP is administered by the Compensation Committee (the "Committee") of the Board of Directors. The present members of the Committee are Kenneth G. Langone and William R. Miller, both of whom are deemed to be outside directors of the Company, as defined under Section 162(m). Neither member receives compensation from the Company in any capacity other than as a director of the Company.

The Committee may amend, modify, suspend or terminate the MICP for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.

ELIGIBLE PARTICIPANTS
Individuals who are eligible to participate in the MICP include the executive officers and certain other management employees of the Company as may be determined by the Compensation Committee of the Board of Directors. Individuals subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") are considered to be executive officers for purposes of the MICP. For the Company's current fiscal year, 112 officers and other management employees have been selected to participate in the MICP.

AWARDS UNDER MICP
Promptly after the beginning of the fiscal year, consistent with the requirements stated in Section 162(m), the Committee establishes financial objectives by which the Company's and divisions' financial performance during the fiscal year will be measured; determines the executives eligible to participate; determines each executive's bonus based on the attainment of the financial objectives for the fiscal year; and determines the frequency at which each bonus will be paid when attained.

Individual awards will be based on attainment of financial goals based on either the stock price of the Company's shares, the Company's earnings per share, market share, sales, return on equity, or divisional or subsidiary expenses or earnings before income tax, or a combination of such goals. For employees other than executive officers, subjective, individual performance goals may also be established.

The maximum bonus amount that can be paid to any employee with respect to any one fiscal year results cannot exceed the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profit. For 1995, the Committee has set the maximum bonus at 150% of each individual's base salary for the fiscal year. Such bonus amounts shall be paid within 90 days after the close of the Company's fiscal year unless the participant is eligible to participate in and elects to defer some or all of the payment under the Company's deferred compensation plan. Bonuses will be paid only when the Committee certifies that the relevant financial goals established at the beginning of the fiscal year have been met, and the Committee reserves the right to reduce the amount of any award even if the goals have been attained.

REQUIRED VOTE
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and entitled to vote at the Annual Meeting is required to approve the MICP. For purposes of this vote, abstentions will not be counted as voting on this proposal.


           THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE COMPENSATION PLAN.

                      3. APPROVAL OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP has been the Company's auditing firm since its inception. Ernst & Young LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young LLP's re-appointment. In the event the appointment of Ernst & Young LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

A representative from Ernst & Young LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RE-APPOINTMENT
                            OF ERNST & YOUNG LLP.

                SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1995 is expected to be held on or about May 1, 1996, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 1996. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 1995.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.


PROPERLY BROUGHT BUSINESS.
The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

SHAREHOLDER NOMINATIONS.
The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.
Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Common Stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. The initial reports filed by the Company on behalf of Messrs. Shepherd and O'Malley were late and the Company failed to file an initial report for Mr. Sembrowich at the time he was elected to the Board of Directors. Mr. Sembrowich's initial position was reported on Form 5. The Company also did not report on Form 4 one transaction each for Messrs. Gove and Owens. These transactions were reported on Form 5. The Company filed a Form 5 for Mr Garrett; however, it was subsequently amended to include a transfer by gift to a trust in which Mr. Garrett is a trustee.

                                   GENERAL

All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2 and 3.

The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

The Annual Report of the Company for the year ended December 31, 1994 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Investor Relations, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

By Order of the Board of Directors


Thomas H. Garrett III
Secretary

March 27, 1995


                                                                    APPENDIX A

                            ST. JUDE MEDICAL, INC.
                    MANAGEMENT INCENTIVE COMPENSATION PLAN
                         (AS ADOPTED MARCH 16, 1995)

1. PURPOSE

The St. Jude Medical, Inc. Management Incentive Compensation Plan (the "Plan") is designed to attract, retain, and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2. DEFINITIONS

       (a) Board -- The Board of Directors of St. Jude Medical, Inc.

       (b) Code -- The Internal Revenue Code of 1986, as amended.

       (c) Committee -- The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

       (d) Company -- St. Jude Medical, Inc. and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, fifty percent or more of the combined voting power of all classes of voting securities.

       (e) Executive Officer -- Any officer of the Company subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 ("Exchange Act").

       (f) Incentive Compensation -- The cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

       (g) Participant -- Any Executive Officer and any other management employee or class of management employees of the Company as may be designated by the Committee.

       (h) Plan -- The St. Jude Medical, Inc., Management Incentive Compensation Plan.

       (i) Salary -- The direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.

3. ELIGIBILITY

The Committee shall, each fiscal year, designate those management employees, including Executive Officers of the Company who are eligible to receive Incentive Compensation under this Plan for the fiscal year.

4. ADMINISTRATION

The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee's decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce or eliminate the amount of a bonus otherwise payable to Executives upon attainment of the performance goal established for a fiscal year. At the beginning of each fiscal year consistent with the requirements of Section 162(m), the Committee shall: (i) determine the percentage of the Participant's Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan of the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profits for the fiscal year; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine the financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Executive's Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant's Incentive Compensation will be paid when attained.

Except with respect to Incentive Compensation payable to Executive Officers of the Company, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan to the Chief Executive Officer of the Company.

The Committee may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require a shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

5. FINANCIAL PERFORMANCE GOALS

With respect to any Participant who is an Executive Officer, the Committee shall establish performance goals based on the stock price of the Company, the Company's earnings per share, market share, sales, return on equity, or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals for the fiscal year, or a portion thereof. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Committee shall not increase the maximum amount of the Incentive Compensation payable upon attainment of the goal after the goal has been established. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any such goal shall comply with the applicable requirements of
Section 162(m) of the Code and any regulations promulgated thereunder.

With respect to any Participant other than an Executive Officer, the Committee may establish performance goals based on other than the financial performance of the Company specified above.

6. PAYMENT OF INCENTIVE COMPENSATION; NONASSIGNABILITY

The Incentive Compensation shall be paid only upon certification of the attainment of the preestablished performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company's deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant's lifetime.

7. NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

8. EFFECTIVE DATE; TERM

The Plan shall become effective as of January 1, 1995 and shall remain in effect until December 31, 1999. The Committee may terminate or suspend the Plan at any time.


                            ST. JUDE MEDICAL, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 1995

The undersigned hereby appoints Ronald A. Matricaria, Stephen L. Wilson and Kevin T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 3, 1995, at 9:30 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1) ELECTION OF DIRECTORS

    FOR all nominees listed below
   (except as marked to the contrary below) [ ]

    WITHHOLD AUTHORITY
    to vote for all nominees listed below   [ ]

William R. Miller
Gail R. Wilensky
Kenneth G. Langone

(INSTRUCTIONS: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)


(2) PROPOSAL TO APPROVE THE ST. JUDE MEDICAL, INC. MANAGEMENT INCENTIVE COMPENSATION PLAN. [ ] FOR [ ] AGAINST [ ] ABSTAIN

(3) PROPOSAL TO APPROVE THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION. [ ] FOR [ ] AGAINST [ ] ABSTAIN

                           (continued on other side)

                          (continued from other side)

(4) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2) AND (3) IF THERE IS NO SPECIFICATION.

PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.


Date                       , 1995

Signature of Shareholder

Signature of Shareholder